Exhibit 10.21

VOYAGER THERAPEUTICS, INC.

AMENDMENT NO. 1 TO THE

2015 EMPLOYEE STOCK PURCHASE PLAN

The Voyager Therapeutics, Inc. 2015 Employee Stock Purchase Plan (the “Plan”) is hereby amended by the Board of Directors of Voyager Therapeutics, Inc., a Delaware corporation, as follows:

The first sentence of Section 3 of the Plan is hereby amended by deleting it and replacing it with the following:

“All individuals classified as employees on the payroll records of the Company and each Designated Subsidiary are eligible to participate in any one or more of the Offerings under the Plan, provided that as of the first day of the applicable Offering (the “Offering Date”) they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week.”

ADOPTED BY BOARD OF DIRECTORS:	September 14, 2017